Exhibit 16.1

90 Woodbridge Center Drive Suite 400 Woodbridge, NJ 07095 Ph: 732-750-0900 Fax: 732-750-1222
BDO Seidman, LLP Accountants and Consultants

September 30, 2009

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.02(b) of Form 8-K for the event that occurred on September 24, 2009, to be filed by our client, EMRISE Corporation.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP